Exhibit 23.1


Vonage Holdings Corp.
23 Main Street
Holmdel, N.J. 07733


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Incentive Plan and the 2001
Stock Incentive Plan of Vonage Holdings Corp. of our report dated March 24, 2006, except as to Note 13, as to which the date is May 18, 2006, relating to the consolidated financial statements of Vonage Holdings Corp., and of our report dated March 24, 2006, relating to the schedule, which is contained in
Part II of the Registration Statement (Amendment No. 8 to Form S-1 No. 333-131659).



/s/ BDO Seidman, LLP
Woodbridge, New Jersey

August 1, 2006